SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

        Name: WCMA TREASURY FUND

        Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                          800 Scudders Mill Road
                          Plainsboro, New Jersey 08536

        Telephone Number (including area code): (609) 282-2800

        Name and Address of Agent for Service of Process:

                          Terry K. Glenn
                          800 Scudders Mill Road
                          Plainsboro, New Jersey  08536

                          Mailing Address:
                          P.O. Box 9011
                          Princeton, New Jersey  08543-9011

        Check Appropriate Box:

                          Registrant is filing a Registration Statement
                 pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                          YES  |X|                        NO  :

                                  SIGNATURES


        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 10th day of September, 2002.


                          Signature:

                          WCMA TREASURY FUND


                          By:   /s/ Donald C. Burke
                             ----------------------------------------------
                             Donald C. Burke (Vice President and Treasurer)



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